Exhibit 10.1

Execution Version

SERVICES AND EMPLOYEE SECONDMENT AGREEMENT

BY AND BETWEEN

DCP SERVICES, LLC

AND

DCP MIDSTREAM PARTNERS, LP

-ii-

SERVICES AND EMPLOYEE SECONDMENT AGREEMENT

This SERVICES AND EMPLOYEE SECONDMENT AGREEMENT (this “Agreement”) is entered into this 1st day of January, 2017 (the “Effective Date”), by and between DCP SERVICES, LLC, a Delaware limited liability company (“Service Provider”), and DCP MIDSTREAM PARTNERS, LP, a Delaware limited partnership (“Owner”). Service Provider and Owner are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Owner and DCP Midstream, LP, a Delaware limited partnership (“Midstream LP”), entered into that certain Services Agreement effective as of February 14, 2013, as amended (the “Original Services Agreement”);

WHEREAS, Owner and Midstream LP entered into that certain Employee Secondment Agreement effective as of February 14, 2013 (the “Original Employee Secondment Agreement” and, together with the Original Services Agreement, the “Original Agreements”);

WHEREAS, pursuant to that certain Assignment and Assumption Agreement, dated January 1, 2016, by and among Midstream LP, Service Provider and Owner, Midstream LP assigned, and Service Provider assumed, all of Midstream LP’s rights, duties and obligations under the Original Agreements, and Owner consented to such assignment and assumption;

WHEREAS, pursuant to that certain Contribution Agreement, dated as of December 30, 2016 (the “Contribution Agreement”), by and between DCP Midstream, LLC, a Delaware limited liability company (“HoldCo”), Owner and DCP Midstream Operating, LP, a Delaware limited partnership (“OLP”), HoldCo agreed to contribute, or cause to be contributed, to OLP the Contributions (as defined in the Contribution Agreement);

WHEREAS, HoldCo owns, directly or indirectly, Service Provider and the General Partner;

WHEREAS, Owner owns, directly or indirectly, 100% of the limited partner partnership interest and general partner partnership interest of OLP;

WHEREAS, the services of Service Provider and secondment of employees by Service Provider to Owner are an integral part of and essential to the ability of Owner to generate the goods, products and services that are the business of Owner, and, by executing this Agreement, Owner undertakes to execute work that is part of its trade, business and occupation;

WHEREAS, Owner and Service Provider desire to enter into this Agreement to consolidate the Original Agreements; and

WHEREAS, this Agreement has received Special Approval from the Conflicts Committee.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, Owner and Service Provider hereby agree as follows:

DEFINITIONS

As used in this Agreement, the following terms have the respective meanings set forth below:

“Action” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation or audit by or before any court or other Governmental Entity or any arbitrator or panel of arbitrators.

“Affected Party” has the meaning given such term in Section 5.12.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of Voting Securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” when applied to (i) Owner shall not include Spectra Energy Corp, a Delaware corporation, or Phillips 66, a Delaware corporation, or any Persons owned, directly or indirectly, by Spectra Energy Corp or Phillips 66, other than Persons owned, directly or indirectly, by Owner, (ii) Service Provider shall not include Owner or any Persons owned, directly or indirectly, by Owner and (iii) Service Provider shall include, without limitation, HoldCo and any Person that, directly or indirectly, owns Voting Securities of HoldCo.

“Agreement” means this Services and Employee Secondment Agreement (including any schedules, exhibits or attachments hereto) as amended, supplemented or otherwise modified from time to time.

“Benefit Plans” means each employee benefit plan, as defined in Section 3(3) of ERISA, and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Seconded Employee (or to any dependent or beneficiary thereof), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement, that, in any case, is sponsored, maintained, or contributed to by Service Provider or any of its ERISA Affiliates, or under which Service Provider or any ERISA Affiliate may have any obligation or liability, whether actual or contingent, in respect of or for the benefit of any Seconded Employee (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required by Law to be closed.

“Cause” has the meaning given such term in the MLP Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.

“Common Unit” has the meaning given such term in the MLP Agreement.

“Conflicts Committee” has the meaning given such term in the MLP Agreement.

“Contract Services” has the meaning given such term in Section 1.2.

“Contribution Agreement” has the meaning given such term in the recitals.

“Effective Date” has the meaning given such term in the introduction to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be treated as a single employer with Service Provider under Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Force Majeure” has the meaning given such term in Section 5.12.

“GAAP” means accounting principles generally accepted in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, consistently applied.

“General Partner” means DCP Midstream GP, LP, a Delaware limited partnership.

“Governmental Entity” means any executive, legislative, judicial, regulatory or administrative agency, body, court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any taxing authority.

“HoldCo” has the meaning given such term in the recitals.

“Indemnified Party” has the meaning given such term in Section 4.4.

“Indemnifying Party” has the meaning given such term in Section 4.4.

“Indemnity Demand” has the meaning given such term in Section 4.4.

“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, permits, variances, judgments, injunctions, orders and licenses of a Governmental Entity having jurisdiction over the assets or the properties of the Parties and the operations thereof.

“Loss” or “Losses” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Action), costs and reasonable expenses including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing, or defending any Action, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.

“Midstream LP” has the meaning given such term in the recitals.

“MLP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Owner, dated as of November 1, 2006, as amended from time to time.

“Original Agreements” has the meaning given such term in the recitals.

“Original Employee Secondment Agreement” has the meaning given such term in the recitals.

“Original Services Agreement” has the meaning given such term in the recitals.

“Owner” has the meaning given such term in the introduction to this Agreement.

“Owner Assets” means the pipelines, processing plants or related equipment or assets, or portions thereof, owned by or necessary for the operation of the business, properties or assets or any member of the Partnership Group.

“Owner Employee Services” has the meaning given such term in Section 2.2.

“Owner Indemnified Parties” has the meaning given such term in Section 4.3(a).

“Partnership Group” means Owner and its Subsidiaries.

“Party(ies)” has the meaning given such term in the introduction to this Agreement.

“Period of Secondment” has the meaning given such term in Section 2.1.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), master limited partnership, joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity or any department or agency thereof.

“Removed Employee” has the meaning given such term in Section 2.4.

“Seconded Employee” or “Seconded Employees” has the meaning given such term in Section 2.1(a).

“Seconded Employee Expenses” has the meaning given such term in Section 3.1(a)(ii).

“Secondment” has the meaning given such term in Section 2.1(a).

“Service Provider” has the meaning given such term in the introduction to this Agreement.

“Service Provider Indemnified Parties” has the meaning given such term in Section 4.2(a).

“Services” has the meaning given such term in Section 2.2.

“Special Approval” has the meaning given such term in the MLP Agreement.

“Subsidiary” of any Person (the “Subject Person”) means any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries.

“Third Party” means a Person other than (a) Service Provider, (b) Owner or (c) any of their respective Affiliates.

“Third Party Claim” has the meaning given such term in Section 4.4.

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE I

GENERAL AND ADMINISTRATIVE SERVICES

Section 1.1 Engagement of Service Provider. Owner hereby engages Service Provider to act as an independent contractor with respect to the provision of the Contract Services, and appoints Service Provider as its agent with full power and authority to perform or cause to be performed the Contract Services in accordance with the terms and conditions of this Agreement. Service Provider hereby accepts such engagement and agrees to perform or cause to be performed the Contract Services in accordance with the terms and conditions, and subject to the limitations, set forth in this Agreement.

Section 1.2 Contract Services. Service Provider hereby agrees to provide Owner with certain corporate, general and administrative, financial, operational, technical, engineering and other services, including, but not limited to, legal, accounting, compliance, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, benefit plan maintenance and administration, credit, payroll, internal audit, taxes and engineering (the “Contract Services”).

Section 1.3 Contract Services Personnel. Service Provider shall provide, or cause to be provided, personnel to staff and perform the Contract Services, which may be accomplished by (a) Seconded Employees or (b) by contractors hired by Service Provider.

Section 1.4 Relationship of the Parties. Service Provider shall perform and execute the Contract Services as an independent contractor to Owner. This Agreement is not intended to and does not create a partnership, joint venture or other relationship creating fiduciary, quasi-fiduciary or similar duties and obligations between the Parties or any of their Affiliates. Subject to the terms of this Agreement, Service Provider shall perform or cause to be performed the Contract Services according to Service Provider’s own means and methods of work.

Section 1.5 Ownership of Property. The Parties agree and acknowledge that Service Provider shall have no direct ownership interest in the Owner Assets (nor in any of the equipment, materials or other property related thereto and purchased by Owner or its Subsidiaries either directly or on behalf of Owner or such Subsidiaries by Service Provider), and that neither Service Provider, nor any Affiliate of Service Provider, shall be deemed to have any direct or indirect ownership interest in the Owner Assets (or in any equipment, materials and other property related thereto and purchased by any member of the Partnership Group either directly or on behalf of such member of the Partnership Group by Service Provider) as a result of the terms of this Agreement. The Parties further agree that notwithstanding any member of the Partnership Group’s ownership of any equipment, materials and other property related to Owner Assets, Service Provider shall have the right, subject to applicable Law, to use such equipment, materials and other property in its operation of the Owner Assets and its provision of the Contract Services under this Agreement. Notwithstanding anything in this Agreement to the contrary, any reimbursement of costs incurred with respect to any equipment, materials or other property owned by Service Provider shall not affect Service Provider’s ownership of such equipment, materials or other property, regardless of whether any such equipment, materials or other property has been improved or enhanced thereby.

ARTICLE II

SECONDMENT

Section 2.1 Seconded Employees.

(a) Subject to the terms of this Agreement, Service Provider agrees to second to Owner all of Service Provider’s employees, supervisors, managers and executives (each such individual who is currently, and each other individual who is subsequently, seconded to Owner pursuant to this Agreement, a “Seconded Employee” and collectively the “Seconded Employees”), and Owner agrees to accept such secondment (the “Secondment”). The electronic record of all active Service Provider employees, maintained by the Service Provider’s Human Resources Department in the electronic database known as the Human Resources Information System, as may be modified or updated from time to time (the “Seconded Employee Schedule”), sets forth a true, complete and accurate list of each Seconded Employee.

(b) Subject to Sections 2.7 and 2.8, the Seconded Employees will remain at all times employees of Service Provider. Notwithstanding the foregoing, at all times during the Period of Secondment (as defined below), the Seconded Employees who perform services at Owner’s assets or facilities and who work on behalf of Owner shall perform services and work under the direction, supervision and control of Owner. Any Seconded Employee designated as a supervisor or manager will act on behalf of Owner when directing, supervising or controlling the work of the Seconded Employees or when they are otherwise providing management or executive support on behalf of Owner. Service Provider retains the right to hire or discharge the Seconded Employees with respect to their employment with Service Provider. Subject to the provisions in Section 2.3 and Section 2.6, none of Service Provider or any of its Affiliates will otherwise exercise direction, supervision or control over the Seconded Employees. For each Seconded Employee, the “Period of Secondment” shall be that period of time as set forth in Section 2.3.

(c) Service Provider does not warrant that the Secondment of the Seconded Employees will permit Owner to achieve any specific results.

Section 2.2 Owner Employee Services. Those services provided by the Seconded Employees pursuant to this Agreement shall be referred to herein as the “Owner Employee Services” (collectively with the Contract Services, the “Services”).

Section 2.3 Period of Secondment. Service Provider will second to Owner each Seconded Employee, during the period that the Seconded Employee is performing Owner Employee Services for Owner, until the earliest of:

(a) the end of the term of this Agreement in accordance with Section 5.4;

(b) a separation of employment from the Service Provider with respect to such Seconded Employee;

(c) a termination of Secondment for such Seconded Employee by Owner under Section 2.4; or

(d) the date on which HoldCo ceases to own, directly or indirectly, the general partner of Owner.

At the end of the Period of Secondment for any Seconded Employee, such Seconded Employee will no longer be subject to the direction of Owner with regard to the Seconded Employee’s day-to-day activities unless such individual thereafter otherwise becomes employed by Owner and not by Service Provider or its Affiliates.

Section 2.4 Termination of Secondment. Owner will have the right to terminate the Secondment arrangement of any Seconded Employee for any reason at any time, upon prior written notice to Service Provider (such terminated Seconded Employees are referred to as “Removed Employees”). Upon the termination of a Secondment, the Removed Employee will cease performing services for Owner. At no time will Owner have the right to terminate the employment with Service Provider of any Removed Employees. Service Provider shall in its sole discretion determine whether the employment by Service Provider of any such Removed Employee shall be terminated following the termination of the Secondment arrangement of such Removed Employee.

Section 2.5 Benefit Plan Participation. None of Owner or any of its Subsidiaries shall be a participating employer in any Benefit Plan during the Period of Secondment. Subject to Owner’s reimbursement obligations hereunder, Service Provider and its Affiliates shall remain solely responsible for all obligations and Liabilities arising under the Benefit Plans, and during the Period of Secondment, none of Owner or any of its Subsidiaries shall assume any Benefit Plan or have any obligations or Liabilities arising under the Benefit Plans, in each case except for cost reimbursement pursuant to this Agreement.

Section 2.6 Supervision. In the course and scope of performing any Seconded Employee’s job functions for Owner, the Seconded Employees will act under the management and direction of the Owner.

Section 2.7 Workers’ Compensation. During the Period of Secondment, Service Provider will maintain workers’ compensation and employer’s liability insurance (either through an insurance company or qualified self-insured program) which shall include and afford coverage to the Seconded Employees. Service Provider will name Owner as a named insured and/or include an alternate employer endorsement for the benefit of Owner under such insurance policies or qualified self-insured programs. Service Provider will timely pay all workers’ compensation and employer’s liability insurance premiums. For the purposes of workers’ compensation and employer’s liability laws and coverage, Service Provider and Owner will be joint employers of the Seconded Employees. Each Seconded Employee is to acknowledge that, with respect to workers’ compensation benefits, the Seconded Employee is an employee of both Service Provider and Owner and that for any work-related injury, the Seconded Employee’s sole remedy against either Service Provider or Owner will be under the workers’ compensation insurance policy or qualified self-insured program of Service Provider. Notwithstanding the foregoing, nothing herein shall preclude a Seconded Employee from participating in Benefit

Plans generally available to employees of Service Provider. For the avoidance of doubt, nothing in this Agreement has any effect on the right of a Seconded Employee to prosecute a workers’ compensation claim against Service Provider, Owner or both.

Section 2.8 Statutory Employer Relationship. The Parties acknowledge that the services provided for under this Agreement are an integral part of and essential to the ability of Owner to generate the goods, products and services of Owner, and to enable Owner to fulfill its business and commercial contracts, which are the core of its business. By executing this Agreement, Owner undertakes to execute work that is part of its trade, business and occupation. The Parties expressly recognize Owner as the statutory employer of Service Provider’s employees for workers’ compensation purposes, whether those employees be direct employees or statutory employees of Service Provider. Notwithstanding anything in this Section 2.8, Owner remains the joint employer, with Service Provider, of the Seconded Employees, and should any conflict be found between this Section 2.8 and Section 2.7, Section 2.7 shall predominate.

ARTICLE III

REIMBURSEMENTS AND PAYMENT OF EXPENSES

Section 3.1 Reimbursement.

(a) Owner hereby agrees to reimburse Service Provider for any and all costs, expenses, Losses and expenditures Service Provider or its Affiliates incur or payments they make in connection with this Agreement. Without limiting the foregoing, Owner shall reimburse Service Provider for:

(i)	all costs, expenses and expenditures Service Provider or its Affiliates incur or payments they make in connection with the Contract Services;

(ii)	all costs, expenses and expenditures Service Provider or its Affiliates incur or payments they make in connection with the Seconded Employees and the Owner Employee Services (“Seconded Employee Expenses”), including, but not limited to:

(1)	salary, wages and cash bonuses (including the employer portion of payroll taxes associated therewith);

(2)	401(k) plan administration costs, any cash expense for matching 401(k) contributions made by Service Provider, any deferred compensation plan administration costs and any cash expense for deferred compensation plan matching contributions made by Service Provider;

(3)	cash or premiums paid, or expenses incurred, with respect to vacation, sick leave, short term disability benefits, personal leave and maternity leave;

(4)	medical, dental and prescription drug costs under the Service Provider’s group health plans other than amounts paid by the Seconded Employees;

(5)	flexible benefits plan, including medical care and dependent care expense reimbursement programs;

(6)	all costs related to providing disability benefits;

(7)	workers’ compensation and employer’s liability insurance premiums;

(8)	life insurance and accidental death and dismemberment insurance premiums;

(9)	any severance or other benefits accruing to any Removed Employee who is not redeployed by Service Provider pursuant to Section 2.4 within fifteen (15) days after such removal; and

(10)	any other employee benefit customarily provided by Service Provider to its employees for which Service Provider incurs cost including any related administrative costs;

(iii)	all costs, expenses and expenditures Service Provider or its Affiliates incur or payments they make for:

(1)	insurance coverage with respect to the Owner Assets;

(2)	insurance coverage with respect to claims related to fiduciary obligations of officers, directors and control persons of Owner;

(3)	insurance coverage with respect to claims under federal and state securities laws; and

(4)	insurance coverage as provided for pursuant to Section 2.7; and

(iv)	all costs, expenses and expenditures Service Provider or its Affiliates incur or payments they make for:

(1)	capital expenditures with respect to the Owner Assets;

(2)	maintenance and repair costs with respect to the Owner Assets; and

(3)	taxes with respect to the Owner Assets.

(b) The obligation of Owner to reimburse Service Provider pursuant to this ARTICLE III shall not be subject to any monetary limitation.

(c) Service Provider shall invoice Owner for amounts reimbursable pursuant to this ARTICLE III from time to time, and Owner shall pay all such amounts within fifteen (15)

Business Days of its receipt of such invoice. Any invoice from Service Provider to Owner shall set forth in reasonable detail Service Provider’s calculation of the charges for Services and shall be accompanied by information reasonably sufficient for Owner to determine the accuracy of such invoice.

Section 3.2 Payment of Seconded Employee Expenses. Owner and Service Provider acknowledge and agree that Service Provider shall be responsible for paying the Seconded Employee Expenses (and providing the employee benefits with respect thereto, as applicable) to the Seconded Employees, but that Owner shall be responsible for reimbursing Service Provider for the Seconded Employee Expenses to the extent provided under this ARTICLE III of this Agreement. Service Provider agrees to indemnify and hold Owner and its Subsidiaries harmless from any and all Losses incurred by such entities related to Service Provider’s failure to carry out its duties for the payment of the Seconded Employee Expenses for Seconded Employees or the provision of the employee benefits related thereto, as set forth above.

Section 3.3 Records and Audit Rights. Service Provider shall maintain a true, correct and complete set of records pertaining to all activities relating to its performance hereunder and all transactions related thereto. Service Provider further agrees to retain all such records for a period of time not less than three (3) years following the end of the calendar year in which the applicable Services were performed, or such longer period of time as required by applicable Law. Owner, or its authorized representative or representatives, shall have the right during Service Provider’s normal business hours to audit, copy and inspect, at Owner’s sole cost and expense, any and all records of Service Provider relating to its performance of its obligations hereunder. Audits shall not be commenced more than once by Owner during each calendar year and shall be completed within a reasonable time frame. Owner may request information from Service Provider’s books and records relating to Service Provider’s obligations hereunder from time to time and such requests shall not constitute an audit for that calendar year. Owner shall have two (2) years after the end of a calendar year during which to conduct an audit of Service Provider’s books and records for such calendar year, and any claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two (2) year period.

ARTICLE IV

LIABILITY STANDARD AND INDEMNIFICATION

Section 4.1 Limitation of Liability.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT (i) NEITHER SERVICE PROVIDER NOR ITS AFFILIATES SHALL BE LIABLE TO ANY OWNER INDEMNIFIED PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH SERVICE PROVIDER IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER SECTION 4.3 AND (ii) NEITHER OWNER NOR ITS AFFILIATES SHALL BE LIABLE TO ANY SERVICE PROVIDER INDEMNIFIED PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH OWNER IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER SECTION 4.2.

(b) THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE INDEMNITIES CONTAINED IN THIS AGREEMENT REQUIRE ASSUMPTION OF LIABILITY PREDICATED ON THE NEGLIGENCE OR GROSS NEGLIGENCE OF OTHER PARTIES AND ACKNOWLEDGE THAT THIS ARTICLE IV COMPLIES WITH ANY REQUIREMENT TO EXPRESSLY STATE LIABILITY FOR NEGLIGENCE OR GROSS NEGLIGENCE, IS CONSPICUOUS, CLEAR, AND UNEQUIVOCAL, AND AFFORDS FAIR AND ADEQUATE NOTICE.

Section 4.2 Indemnification of Service Provider.

(a) SUBJECT TO SECTION 4.1, OWNER SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS SERVICE PROVIDER AND ITS AFFILIATES, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, MEMBERS, CONTRACTORS, SUBCONTRACTORS AND LEGAL REPRESENTATIVES (together with Service Provider and its Affiliates, the “Service Provider Indemnified Parties”) from and against any and all Losses suffered by Service Provider Indemnified Parties as a result of, caused by, or arising out of (i) any breach of a representation or warranty of Owner in this Agreement, (ii) any breach of any covenant of Owner under this Agreement, (iii) the sole, joint or concurrent negligence or gross negligence or willful misconduct of Owner or any other member of the Partnership Group, (iv) SERVICE PROVIDER’S PERFORMANCE OF THE CONTRACT SERVICES, INCLUDING SERVICE PROVIDER’S SOLE, JOINT OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE IN CONNECTION THEREWITH, or (v) THE SECONDED EMPLOYEES AND THE OWNER EMPLOYEE SERVICES, INCLUDING SERVICE PROVIDER’S SOLE, JOINT OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE IN CONNECTION THEREWITH; provided, however, that a Service Provider Indemnified Party shall not be indemnified and held harmless under this Agreement if there has been a final non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Service Provider Indemnified Party is seeking indemnification pursuant to this Section 4.2, such Service Provider Indemnified Party acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that its conduct was unlawful.

(b) No statute, rule or regulation that precludes an injured party from bringing an Action against a fellow employee or employer shall preclude a Service Provider Indemnified Party from seeking and obtaining a judicial determination of the fault or negligence of such natural Persons for purposes of this Section 4.2.

Section 4.3 Indemnification of Owner.

(a) Subject to Section 4.1, Service Provider shall INDEMNIFY, PROTECT, DEFEND, RELEASE and HOLD HARMLESS Owner and its Affiliates and their respective directors, officers, managers, members and legal representatives (together with Owner and its Affiliates, the “Owner Indemnified Parties”) from and against any and all Losses suffered by

Owner Indemnified Parties as a result of, caused by, or arising out of (i) any breach of a representation or warranty of Service Provider in this Agreement, (ii) any breach of any covenant of Service Provider under this Agreement, or (iii) the bad faith, fraud or willful misconduct of Service Provider or its Affiliates in its performance or failure to perform any obligation under this Agreement.

(b) No statute, rule or regulation that precludes an injured party from bringing an Action against a fellow employee or employer shall preclude an Owner Indemnified Party from seeking and obtaining a judicial determination of the fault or negligence of such natural Persons for purposes of this Section 4.3.

Section 4.4 Indemnification Demands. Each Party hereunder agrees that promptly upon its discovery of facts giving rise to a demand for indemnity under the provisions of this Agreement, including receipt by it of a demand or Action by any Third Party (a “Third Party Claim”), with respect to any matter as to which a Service Provider Indemnified Party or an Owner Indemnified Party, as applicable (each, an “Indemnified Party”), asserts a right to indemnity under the provisions of this Agreement, it will give notice promptly thereof in writing to the Party against which such a right is being asserted (the “Indemnifying Party”), together with a statement of such information respecting any of the foregoing as it shall have reasonable access to and including a formal demand for indemnification under this Agreement (an “Indemnity Demand”). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any Indemnity Demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement and such failure materially and adversely affects the ability of the Indemnifying Party or its counsel to defend against such matter and to make a timely response thereto including any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Indemnity Demand.

Section 4.5 Right to Contest and Defend Third Party Claims.

(a) The Indemnifying Party shall be entitled, at its cost and expense, to contest and defend, by all appropriate legal proceedings, any Third Party Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of its admission that such Third Party Claim is subject to indemnity hereunder and its intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within twenty (20) days from the date of receipt by the Indemnifying Party of the Indemnity Demand. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all actions to be taken with respect to such Third Party Claim; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation, other than the performance of purely ministerial tasks or obligations not involving material expense. If the Indemnifying Party does not elect to contest and defend any such Third Party Claim as provided herein, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party. If the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim, which involves no finding or admission of liability, violation of Law, or other adverse matter by the Indemnified Party and which would not otherwise adversely affect the Indemnified Party.

(b) Notwithstanding the foregoing in Section 4.5(a), the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related Third Party Claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 4.6 Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating. At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim.

Section 4.7 Right to Participate. If the Indemnifying Party does not properly elect to contest and defend a Third Party Claim as provided herein, the Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental Entity, asserting any Third Party Claim against the Indemnified Party or conferences with representatives of or counsel for such Persons.

Section 4.8 Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or Loss is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all cash tax benefits and other cash reimbursements (including insurance proceeds) actually received by the Indemnified Party related to the Losses.

Section 4.9 Sole Remedy. The indemnification remedies set forth in this ARTICLE IV shall constitute the sole and exclusive remedies of the Parties under this Agreement with respect to any and all claims relating to or arising from this Agreement and no Party shall have any liability under this Agreement except as is provided in this ARTICLE IV (other than for claims or causes of action arising from fraud).

ARTICLE V

MISCELLANEOUS

Section 5.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Colorado, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the Laws of another state, except that the Parties recognize that to the extent that any term of this Agreement must be interpreted in light of the law of the state in which a Seconded Employee is employed, those terms shall be interpreted accordingly. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Colorado and to venue in Colorado.

Section 5.2 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt, if sent by telecopier, addressed as follows:

DCP Services, LLC

370 17th Street, Suite 2500

Denver, Colorado 80202

Phone: (303) 595-3331

Attention: Vice President, Human Resources

DCP Midstream Partners, LP

370 17th Street, Suite 2500

Denver, Colorado 80202

Phone: (303) 633-2900

Attention: General Counsel

A Party may change its address for the purposes of notices hereunder by giving notice to the other Parties specifying such changed address in the manner specified in this Section 5.2.

Section 5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. The Parties acknowledge and agree that the Original Agreements shall be terminated as of the Effective Date of this Agreement, except that (a) such termination shall not affect Owner’s obligations to pay to Service Provider amounts due under the Original Agreements that are unpaid and (b) the rights and obligations of the Parties under Article III of the Original Services Agreement shall survive such termination and shall remain in full force and effect.

Section 5.4 Term and Termination.

(a) This Agreement shall remain in full force and effect until December 31, 2017, at which time this Agreement shall automatically evergreen and renew for successive one year terms unless either party gives written notice no less than one hundred and eighty (180) days prior to the end of the calendar year in which such termination shall occur. In the event Owner does not renew this Agreement, Owner shall pay Service Provider for any accrued but unpaid Seconded Employee Expenses that might be triggered or become due and payable for the Seconded Employees in connection with the non-renewal of this Agreement.

(b) Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of Owner under circumstances where Cause does not exist and Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by Service Provider.

(c) This Agreement shall terminate upon a Change of Control of Service Provider, the General Partner or Owner.

(d) The rights and obligations of the Parties set forth in ARTICLE IV and Section 5.1 and 5.2 shall survive the termination of this Agreement and shall remain in full force and effect following the termination of this Agreement and such termination shall not affect Owner’s obligations to pay to Service Provider amounts due under this Agreement that are unpaid.

Section 5.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of Service Provider and Owner. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 5.7 Assignment; Third Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties. Each of the Parties hereto specifically intends that Owner and each entity comprising the Partnership Group, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. No Seconded Employee shall have any rights under this Agreement as a third party beneficiary or otherwise.

Section 5.8 Negation of Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of Service Provider, Owner, any other member of the Partnership Group or other Person (including any Seconded Employee) shall have the right, separate and apart from Service Provider or Owner, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 5.9 Subcontracting. Notwithstanding anything to the contrary in this Agreement, Service Provider shall have the right to delegate or sub-contract its duties hereunder, including, without limitation, to one or more Affiliates of Service Provider; provided, however, that such delegation or subcontracting shall not relieve Service Provider of any of its obligations hereunder.

Section 5.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 5.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 5.12 Force Majeure. To the extent any Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Parties as soon as reasonably practicable, then the Affected Party shall be excused from the performance with respect to any such obligations (other than the obligation to make payments). “Force Majeure” means any act of God, fire, flood, storm, explosion, terrorist act, rebellion or insurrection, loss of electrical power, computer system failures, finding of illegality, strikes and labor disputes or any similar event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: (a) is not within the reasonable control of the Affected Party; (b) is not the result of the fault or negligence of the Affected Party; and (c) could not, by the exercise of due diligence, have been overcome or avoided.

Section 5.13 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

Section 5.14 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 5.15 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 5.16 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Law.

Section 5.17 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, manager or director of Service Provider or any member of the Partnership Group or their respective Affiliates.

Section 5.18 Construction.

(a) All article, section and exhibit references used in this Agreement are to articles, sections and exhibits of and to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law.

(c) The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties. The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, as of the date of the statement to which such term refers.

Section 5.19 Signatories Duly Authorized. Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

OWNER:

DCP MIDSTREAM PARTNERS, LP

By:	DCP MIDSTREAM GP, LP
Its General Partner

By:	DCP MIDSTREAM GP, LLC
Its General Partner

By:	/s/ Michael S. Richards
Name:	Michael S. Richards
Title:	Vice President, General Counsel and Secretary

SERVICE PROVIDER:

DCP SERVICES, LLC

By:	/s/ Brent L. Backes
Name:	Brent L. Backes
Title:	Group Vice President, General Counsel and Corporate Secretary

[Signature Page to Services and Employee Secondment Agreement]